EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Lions Gate Entertainment Corp. pertaining to certain employee incentive awards granted by Lions Gate Entertainment Corp. of our reports dated May 30, 2007, with respect to the consolidated financial statements of Lions Gate Entertainment Corp., Lions Gate Entertainment Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp., included in its Annual Report (Form 10-K) for the year ended March 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
September 19, 2007